S O N F I E L D & S O N F I E L D
A Professional Corporation

LEON SONFIELD (1865-1934) GEORGE M. SONFIELD (1899-1967) ROBERT L. SONFIELD (1893-1972) ____________________ FRANKLIN D. ROOSEVELT, JR. (1914-1988)	ATTORNEYS AT LAW 770 SOUTH POST OAK LANE HOUSTON, TEXAS 77056-1913 WWW.SONFIELD.COM Telecopier (713) 877-1547 ____ Telephone (713) 877-8333	ROBERT L. SONFIELD, JR. Managing Director robert@sonfield.com

October 23, 2006

PaperFree Medical Systems, Inc.
121 West Sycamore Street
Kokomo, Indiana 46901
(765) 456-1089

Re: Registration Statement on Form SB-2
PaperFree Medical Systems, Inc. Common Stock, Par Value $.001 Per Share

Ladies and Gentlemen:

We are counsel to PaperFree Medical Systems, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form SB-2 (the “Registration Statement”) as to which this opinion is a part, filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2006.

The Registration Statement relates to the offering by the Selling Stockholders, as listed in the Registration Statement, of (i)19,253,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), issuable upon conversion of callable secured convertible notes at $0.01 per share, which we are required to register pursuant to a financing agreement with purchasers of our callable secured convertible notes and (ii) 175,000 shares issued to the holders pursuant to the terms of the acquisition of Doctors Billing Corporation..

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

When there has been compliance with the Securities Act of 1933 and the applicable state securities laws and when the Shares have been issued and delivered upon conversion of the notes in accordance with their terms, the Shares will be validly issued, fully paid and nonassessable.

We are also of the opinion that the 175,000 shares issued in connection with the acquisition of Doctors Billing Corporation are validly issued, fully paid and nonassessable.

The opinions herein are limited to the Nevada Revised Statutes, including the applicable provisions of the Nevada constitution and reported judicial decisions interpreting these laws and the federal laws of the United States, and we express no opinion as to the effect of the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,
Sonfield & Sonfield